Q4 2021 Financial Results February 24, 2022

2 Safe Harbor Statement Some of the statements contained in this presentation that are not purely historical statements, including our GAAP EPS guidance and Adjusted EPS guidance, as well as our effective income tax rate and GAAP and adjusted fully diluted shares for 2022, discuss future expectations or state other forward-looking information related to financial results and business outlook for 2022. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward- looking statements are disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this presentation are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q1 2022		Full Year 2022	
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$ 0.64	$ 0.67	$ 2.94	$ 3.09
Non-GAAP adjustment (1):				
Non-GAAP reconciling items	0.41	0.41	1.63	1.64
Tax effect of reconciling items	(0.13)	(0.13)	(0.39)	(0.40)
Adjusted EPS	$ 0.92	$ 0.95	$ 4.18	$ 4.33

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt issuance costs, loss on extinguishment of debt, foreign exchange gains and losses, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by adjusted fully diluted shares. Upon adoption of *Accounting Standards Update ("ASU") No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)* on January 1, 2022, the Company will no longer record amortization of debt discount as a result of accounting for the convertible debt instrument as a single liability measured at its amortized cost. Perficient currently expects its Q1 2022 and full year 2022 GAAP effective income tax rate to be approximately 19% and 25%, respectively. The Company's estimates of GAAP and adjusted fully diluted shares for 2022 are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions, changes in share price and the potential impact from the conditional conversion features of our debt.

(in millions)	Q1 2022 (2)	Full Year 2022 (2)
GAAP fully diluted shares (3)	36.9	36.6
Non-GAAP adjustment (4):		
Dilution offset from convertible note hedge transactions	(2.5)	(2.2)
Adjusted fully diluted shares	34.4	34.4

(2) The calculation of fully diluted shares assumes an average share price of $108 per share for the three months ending March 31, 2022, and $117 per share for the twelve months ending December 31, 2022, provided, however, that Perficient makes no prediction as to what its actual stock price will be for such period or any other period.

(3) Upon adoption of *ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)* on January 1, 2022, the Company will prospectively utilize the if-converted method to calculate the impact of convertible instruments on GAAP diluted earnings per share.

(4) Non-GAAP adjustment represents the exclusion of shares that are issuable upon conversion of our convertible notes due to the expectation that shares relating to the principal amount of our convertible notes will be paid in cash and any excess will be offset by the convertible note hedge transactions entered into in August 2020 and November 2021.

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished February 24, 2022.

PERFICIENT 3

Financial Metrics

(in thousands, except per share data)	THREE MONTHS ENDED DECEMBER 31, 2021	2020	% Change	YEAR ENDED DECEMBER 31, 2021	2020	% Change
Revenues	$ 214,730	$ 162,554	32 %	$ 761,027	$ 612,133	24 %
Services Revenues (excluding reimbursable expenses)	$ 210,253	$ 158,917	32 %	$ 748,045	$ 599,473	25 %
Cost of Services (excluding reimbursable expenses)*	$ 127,766	$ 96,974	32 %	$ 458,136	$ 370,613	24 %
Services Revenues Net of Cost	$ 82,487	$ 61,943	33 %	$ 289,909	$ 228,860	27 %
% of Services Revenues	39.2 %	39.0 %		38.8 %	38.2 %	
Adjusted EBITDA**	$ 47,718	$ 34,990	36 %	$ 162,855	$ 116,273	40 %
% of Services Revenues	22.7 %	22.0 %		21.8 %	19.4 %	
Adjusted Net Income**	$ 34,613	$ 24,808	40 %	$ 115,849	$ 81,221	43 %
% of Services Revenues	16.5 %	15.6 %		15.5 %	13.5 %	
GAAP EPS	$ 0.13	$ 0.26	(50) %	$ 1.50	$ 0.93	61 %
Amortization	0.17	0.22		0.71	0.70	
Acquisition Costs / Earnout Adjustments	0.07	0.18		0.12	0.41	
Amortization of Debt Discount and Debt Issuance Costs	0.10	0.08		0.33	0.21	
Loss on Extinguishment of Debt	0.83	0.01		0.88	0.14	
Foreign Exchange Loss	-	0.01		0.01	0.01	
Stock Compensation	0.17	0.15		0.70	0.60	
Tax Effect of Above Reconciling Items	(0.48)	(0.15)		(0.82)	(0.50)	
Dilution Offset from Convertible Note Hedge Transactions	0.01	-		0.07	-	
Adjusted EPS**	$ 1.00	$ 0.76	32 %	$ 3.50	$ 2.50	40 %

* Cost of Services excludes depreciation and amortization.
** Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished February 24, 2022.

PERFICIENT 4

5 Operating Metrics (in thousands) Q4 2021 Q3 2021 % Change Q4 2021 Q4 2020 % Change Services Revenue (excluding reimbursable expenses) $ 210,253 $ 190,103 11% $ 210,253 $ 158,917 32 % Software and Hardware Revenue $ 932 $ 401 NM* $ 932 $ 964 NM* Headcount Q4 2021 Q4 2020 Average Ending Average Ending North American Billable Employees 2,443 2,458 2,096 2,099 Subcontractors 388 400 270 256 Offshore Billable Employees 2,569 2,755 1,500 1,529 Total Billable Headcount 5,400 5,613 3,866 3,884 SG&A Headcount 811 866 642 649 Total Headcount 6,211 6,479 4,508 4,533 * "NM" means not meaningful.

6 Industry Data Revenue by Industry Q4 2021 Q3 2021 Q4 2020 Healthcare/Pharma/Life Sciences 27% 28% 33% Financial Services/Banking/Insurance 22% 19% 16% Automotive and Transport Products 11% 10% 9% Manufacturing 8% 9% 11% Retail and Consumer Goods 8% 9% 8% Leisure, Media, and Entertainment 7% 7% 5% Electronics and Computer Hardware 5% 6% 5% Business Services 5% 5% 6% Other 7% 7% 7%